EXHIBIT 99.1

STRATA Skin Sciences Names Michael E. Goodman as Head of International Sales

Horsham, Pa, May 16, 2022 — STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced that Michael E. Goodman has been named STRATA’s Head of International Sales.

In this newly created role, Mr. Goodman will be a key member of STRATA's expanding global commercial leadership team, with oversight of the Company’s commercial and sales strategy in Europe, Asia and Latin America. In addition, as the Head of International Sales, Mr. Goodman assumes responsibility for providing STRATA with key insights into successful sales strategies for international expansion and to drive these strategies to fruition across targeted global markets.

“We are delighted to welcome Michael to the STRATA team,” said Bob Moccia, Chief Executive Officer of STRATA. “He brings expansive and highly relevant sales and operational management experience to our leadership team, which will be key to our international expansion success. We believe that his experience in the medical laser space, particularly in dermatology and aesthetics, will be an important asset for STRATA to leverage. We look forward to supporting his growth and vision for our company.”

Mr. Goodman’s experience in international sales includes his position as Associate Director of International Sales for Obagi Medical Products where he led, reset, and supported a network of global distribution partners. Most recently, he was a U.S. regional sales director for Pulse Biosciences, advancing commercialization efforts and strategic direction. Earlier, Mr. Goodman founded MG Consulting Group, advising on industry, sales training, and product expertise to organizational leadership in the medical device industry. His career also includes various International and domestic sales and marketing positions with Syneron-Candela and for more than a decade, with Sound Surgical Technologies, which was subsequently acquired by Solta Medical. Upon Solta Medical’s acquisition by Valeant Pharmaceuticals, he led the international surgical specialties and global distribution channels for Valeant.

“I am excited to join STRATA and support its growth by increasing its international presence,” said Mr. Goodman. “I have been in the medical laser therapy space for nearly two decades and I look forward to leveraging that experience to aid STRATA in further building its international sales strategy and exposure among distributors and dermatologists.”

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company in dermatology dedicated to developing, commercializing and marketing innovative products for the in-office treatment of dermatologic conditions. Its products include the XTRAC®, XTRAC Momentum™ 1.0 and Pharos® excimer lasers, VTRAC® lamp systems, and TheraClear treatment system utilized in the treatment of psoriasis, vitiligo, acne and various other skin conditions.

The Company’s proprietary XTRAC, XTRAC Momentum™ 1.0 and Pharos excimer lasers deliver a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 31 million patients in the United States alone. The technology is covered by multiple patents. Additionally, STRATA’s recently acquired assets related to Theravant Corporation’s TheraClear system allows the company to expand into the U.S. acne care market.

STRATA’s unique business model in the U.S. leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

Investor Contact
Jack Droogan
(203) 585-4140
ir@strataskin.com